Illumina, Inc.
Reconciliation of Non-GAAP Financial Guidance
(unaudited)

Our future performance and financial results are subject to risks and uncertainties, and actual results could differ materially from the guidance set forth below. Some of the factors that could affect our financial results are included from time to time in the public reports filed with the Securities and Exchange Commission, including Form 10-K for the fiscal year ended January 3, 2021 filed with the SEC on February 17, 2021, Form 10-Q for the fiscal quarter ended April 4, 2021, Form 10-Q for the fiscal quarter ended July 4, 2021, and Form 10-Q for the fiscal quarter ended October 3, 2021. We assume no obligation to update any forward-looking statements or information.

RECONCILIATION BETWEEN GAAP AND NON-GAAP DILUTED EARNINGS PER SHARE GUIDANCE:

Fiscal Year 2022
Consolidated GAAP diluted earnings per share	$3.03 - $3.23
Amortization of acquired intangible assets	1.05
Incremental non-GAAP tax expense (b)	(0.08)
Consolidated non-GAAP diluted earnings per share (a)	$4.00 - $4.20
(a) Non-GAAP diluted earnings per share exclude the effect of the pro forma adjustments as detailed above. Non-GAAP diluted earnings per share is a key component of the financial metrics utilized by the company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. Management has excluded the effects of these items in this measure to assist investors in analyzing and assessing our past and future operating performance.
(b) Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustment listed.

RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING MARGIN GUIDANCE:

Fiscal Year 2022
Consolidated GAAP operating margin	12.3% - 12.8%
Amortization of acquired intangible assets	3.2
Consolidated non-GAAP operating margin (a)	15.5% - 16.0%

Fiscal Year 2022
Core Illumina GAAP operating margin	27.5%
Amortization of acquired intangible assets	0.5
Core Illumina non-GAAP operating margin (a)	28.0%
(a) Non-GAAP operating margin excludes the effects of the pro forma adjustment as detailed above. Management has excluded the effects of this item in this measure to assist investors in analyzing and assessing past and future operating performance, including in the non-GAAP measure relating to our Core Illumina segment.

RECONCILIATION BETWEEN GAAP AND NON-GAAP TAX RATE GUIDANCE:

Fiscal Year 2022
Consolidated GAAP tax rate	22.0%
Incremental non-GAAP tax expense (b)	(3.0)
Consolidated non-GAAP tax rate (a)	19.0%
(a) Non-GAAP tax rate excludes the effect of the pro forma adjustment as detailed above. Management has excluded the effect of this item in this measure to assist investors in analyzing and assessing past and future operating performance.
(b) Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustment listed above in our "Reconciliation Between GAAP and Non-GAAP Diluted Earnings Per Share Guidance".